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                                                                   EXHIBIT 99(b)
                             JCPenney News Release

CONTACT
Stephanie Brown              Eli Akresh                Bob Johnson
Public Relations             Investor Relations        Investor Relations
(972) 431-4655               (972) 431-2207            (972) 431-2217
smbrown@jcpenney.com         eakresh@jcpenney.com      rvjohnso@jcpenney.com
----------------------       --------------------      ---------------------


             JCPENNEY SUCCESSFULLY COMPLETES CONVERTIBLE NOTE SALE

                   Offering Amount Increased to $650 Million


     PLANO, Texas, October 15, 2001 -- J. C. Penney Company, Inc. (NYSE:JCP) today announced the completion of the sale of $650 million of 5% convertible subordinated notes due 2008. The total amount of notes sold, which exceeds the previously announced amount of $600 million, reflects the exercise of the initial purchasers' option to acquire an additional $50 million of notes. The notes are convertible into 22.8 million shares of JCPenney Common Stock at the option of the holders, at a conversion price of $28.50 per share. The notes are callable by the Company on or after October 20, 2004. Proceeds from the offering are expected to be used primarily for upcoming debt maturities.

     Commenting on the transaction, Allen Questrom, Chairman and Chief Executive Officer, said, "We are pleased with the support received from investors and our continuing ability to effectively access the capital markets. While we continue to believe that it will take time to reach our financial targets, the Company has made significant strides this year in efforts to improve the operating performance of its businesses. Proceeds from this sale further strengthen our financial condition and increase our financial flexibility."

     The notes were offered to qualified institutional buyers in reliance on Rule 144A and to persons outside the United States under Regulation S. The notes, and the JCPenney Common Stock issuable upon conversion of the notes, have not been registered under the Securities Act of 1933, as amended, and they may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
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     This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

     J. C. Penney Company, Inc. is one of America's largest department store, drugstore, catalog, and e-commerce retailers, employing approximately 270,000 associates. The Company operates approximately 1,080 JCPenney department stores in all 50 states, Puerto Rico, and Mexico. In addition, the Company operates approximately 50 Renner department stores in Brazil. Eckerd operates approximately 2,650 drugstores throughout the Southeast, Sunbelt, and Northeast regions of the U.S. JCPenney Catalog, including e-commerce, is the nation's largest catalog merchant of general merchandise. J. C. Penney Company, Inc. is the sponsor of JCPenney Afterschool, a partnership committed to providing children with high-quality afterschool programs to help them reach their full potential.

    This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, competition, consumer demand, seasonality, economic conditions, and government activity. Investors should take such risks into account when making investment decisions.

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